COMPREHENSIVE CARE CORPORATION ANNOUNCES RESULTS FOR ITS FISCAL YEAR ENDED MAY 31, 2005
Exhibit 99.1
TAMPA, FL — (BUSINESSWIRE) — August 23, 2005 — Comprehensive Care Corporation (OTCBB:CHCR) (CompCare), a company specializing in managed behavioral healthcare and employee assistance services through its operating subsidiaries, today reported its audited results for its fiscal year ended May 31, 2005. For the twelve months ended May 31, 2005, the Company had an operating profit of $5,000 and a net loss of $268,000, or $0.05 diluted loss per share. This compares to an operating loss of $80,000 and a net loss of $777,000, or $0.18 diluted loss per share, for the twelve months ended May 31, 2004, which included a $387,000 loss, or $0.09 diluted loss per share, from discontinued operations. For the three months ended May 31, 2005, the Company reported a net loss of $674,000, or $0.12 diluted loss per share, compared to a net loss of $141,000, or $0.03 diluted loss per share, for the three months ended May 31, 2004.
Operating revenues for the year ended May 31, 2005 were $24.5 million compared to $27.6 million for the year ended May 31, 2004. Operating revenues for the three months ended May 31, 2005 were $6.0 million compared to $6.3 million for the three months ended May 31, 2004. The decrease in operating revenues during fiscal 2005 is primarily attributable to the previously announced loss of one major customer during the second half of fiscal 2004 who made the decision to internally manage their behavioral health benefit.
Mary Jane Johnson, President and Chief Executive Officer of CompCare stated, “Although we had unexpectedly high utilization of our services in the fourth quarter, we improved operating margins during fiscal 2005 and our balance sheet during fiscal 2006, as a result of the previously announced $3.4 million in net cash proceeds from the equity investment we received in June 2005. In addition, we are very pleased to report that our independent accounting firm has issued an unqualified opinion on our 2005 financial statements. We have invested in expanding the features of our products and in expanding our marketing activities in an effort to drive sales and increase our revenues. We intend to continue these investments during our 2006 fiscal year.”
About Comprehensive Care Corporation
 Established in 1969, CompCare provides behavioral health, substance abuse, and employee assistance programs for governmental agencies, managed care companies and employer groups throughout the United States. Headquartered in Tampa, Florida, CompCare operates regional service centers in Connecticut, Florida, Michigan, and Texas; serves approximately 925,000 covered individuals nationwide; and has a network of approximately 8,000 qualified behavioral health practitioners. With 35 years of experience in the industry, CompCare focuses on personalized attention, flexibility, a commitment to high-quality services, and innovative approaches to behavioral health that address both the specific needs of clients and changing healthcare industry demands.
“Safe Harbor” statement under the Private Securities Litigation Reform Act of 1995: Certain information included herein and in other Company reports, SEC filings, statements, and presentations is forward looking within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements concerning the Company’s anticipated operating results, financial resources, increases in revenues, increased profitability, interest expense, growth and expansion, and the ability to obtain new behavioral healthcare contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect actual results and cause them to differ materially from expectations expressed herein and in other Company reports, SEC filings, statements, and presentations. These risks and uncertainties include local, regional, and national economic and political conditions, our ability to obtain additional financing, the effect of governmental regulation, the competitive environment in which the Company operates, and the other risks detailed from time to time in the Company’s SEC reports.
FOR MORE INFORMATION, PLEASE CONTACT
Robert J. Landis, Chairman, Chief Financial Officer and Treasurer
(813) 288-4808
204 South Hoover Boulevard, Suite 200
Tampa, Florida 33609
813-288-4808 * Fax 813-288-4844
www.compcare-shareholders.com